Exhibit 3.1

AMENDMENT NO. 1
TO THE
LIQUIDATING TRUST AGREEMENT

This amendment no. 1 to the Liquidating Trust Agreement dated as of February 16, 2011 (the “Liquidating Trust Agreement”) by and between Behringer Harvard Mid-Term Value Enhancement Fund I LP, a Texas limited partnership, as Grantor (the “Partnership”), Behringer Harvard Advisors I LP, a Texas limited partnership, as Managing Trustee (the “Managing Trustee”), and CSC Trust Company of Delaware, a Delaware corporation, as Resident Trustee (the “Resident Trustee” and, with the Managing Trustee, the “Trustees”), is entered as of March 28, 2011 (the “Amendment”).  Capitalized terms used herein but not defined shall have the meaning set forth in the Liquidating Trust Agreement.

WHEREAS, Section 14.1 of the Liquidating Trust Agreement provides that the Managing Trustee may unilaterally amend the Liquidating Trust Agreement in order to obtain no-action assurances from the staff of the Commission regarding relief from registration and reporting requirements under the Exchange Act, which relief the Managing Trustee deems to be in the best interest of the Beneficiaries as a whole;

WHEREAS, upon the advice of legal counsel after such counsel conferred with the Commission, the Managing Trustee believes Section 3.3 of the Liquidating Trust Agreement must be amended pursuant to this Amendment in order to obtain such no-action relief;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Managing Trustee declares that Section 3.3 of the Liquidating Trust Agreement is hereby amended and restated in its entirety as follows:

3.3           No Transfer of Interests of Beneficiaries.  No Beneficial Interest may be transferred by any Beneficiary in person or by a duly authorized agent or attorney, or by the properly appointed legal representatives of the Beneficiary.  No Beneficiary has authority or power to sell, assign, transfer, encumber, or in any other manner dispose of his Beneficial Interest; provided, however, that the Beneficial Interest shall be assignable or transferable by will, intestate succession, or operation of law; further provided that a Beneficiary shall be allowed to assign or transfer a Beneficial Interest held by a tax-qualified employee retirement plan or account (including a regular IRA, a Keogh plan or a 401(k) plan) to the plan participant or account owner, but only if and to the extent that (x) a distribution from the plan or account is required to be made in order to satisfy the required minimum distribution (“RMD”) provisions applicable to such plan or account, and (y) such RMD requirements cannot be satisfied by distributing other assets from such plan or account, or from other accounts of such account owner; and further provided, that the executor or administrator of the estate of a Beneficiary may mortgage, pledge, grant a security interest in, hypothecate or otherwise encumber, the Beneficial Interest held by the estate of such Beneficiary if necessary in order to borrow money to pay estate, succession or inheritance taxes or the expenses of administering the estate of the Beneficiary, upon written notice to and upon written consent of the Managing Trustee, which consent may be withheld in the Managing Trustee’s sole discretion.

Except as may be otherwise required by law, the Beneficial Interests of the Beneficiaries hereunder shall not be subject to attachment, execution, sequestration or any order of a court, nor shall such Beneficial Interests be subject to the contracts, debts, obligations, engagements or liabilities of any Beneficiary, but the Beneficial Interest of a Beneficiary shall be paid by the Managing Trustee to the Beneficiary free and clear of all assignments, attachments, anticipations, levies, executions, decrees and sequestrations and shall become the property of the Beneficiary only when actually received by such Beneficiary.

Signature page follows.

IN WITNESS WHEREOF, the Managing Trustee has executed this Amendment as of the date and year first written above.

MANAGING TRUSTEE: Behringer Harvard Advisors I LP

By:	/s/ Gerald J. Reihsen, III
Name: Gerald J. Reihsen, III
Title: Executive Vice President-Corporate Development and Legal and Assistant Secretary